UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2007
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-16295	75-2759650
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On December 27, 2007, Encore Operating, L.P. (“Encore Operating”), a wholly owned subsidiary of Encore Acquisition Company (the “Company”), entered into a Purchase and Investment Agreement (the “Purchase Agreement”) with Encore Energy Partners Operating LLC (“OLLC”), a wholly owned subsidiary of Encore Energy Partners LP (“ENP”). The Purchase Agreement provides for the sale by Encore Operating of certain oil and natural gas producing properties and related assets in the Permian and Williston Basins to OLLC. The transaction, which is subject to customary closing conditions and adjustments, is expected to close in January 2008.
     The consideration for the sale will consist of $125,000,000 in cash and 6,884,776 common units representing limited partner interests in ENP.
     Each of the parties to the Purchase Agreement is a direct or indirect subsidiary of the Company. As a result, certain officers of the Company serve as officers and/or directors of more than one of such entities. After the transaction, the Company and its affiliates, including Encore Operating, will own approximately 20.92 million of ENP’s outstanding common units, or approximately 67 percent. The Company, through its indirect ownership of ENP’s general partner, also holds 504,851 general partner units in ENP.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: January 3, 2008	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer and Treasurer